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Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

        This Confidentiality Agreement is dated as of March 19, 2008 (the "Agreement"), and is between Iomega Corporation, 10955 Vista Sorrento Parkway, San Diego, CA 92130 ("Iomega") and EMC Corporation, 176 South Street, Hopkinton, MA 01748 ("EMC") (each individually, a "Party"; collectively, the "Parties").

        In connection with the Parties' consideration of a possible strategic transaction (the "Transaction"), the Parties are prepared to exchange certain confidential and proprietary information. All such information is herein collectively referred to as the "Evaluation Material."

        To maintain the confidentiality of the Evaluation Material, the Parties and each individual or entity with access to the Evaluation Material agree: (a) not to use any Evaluation Material, or notes, summaries or other material derived therefrom (collectively, "Notes") except to determine whether the Parties wish to enter into a Transaction and the terms thereof; (b) not to disclose any Evaluation Material or Notes other than to those of the Parties' officers, directors, employees, advisors and representatives (collectively, "Representatives") with a need to know the information contained therein; provided, that each Party shall use its reasonable efforts to cause such Representatives to agree to be bound by the terms of this Agreement; and provided further, that the Parties agree to be responsible for any breach of this Agreement by any of their Representatives; and (c) not to disclose that the Evaluation Material has been made available, that the Parties or their Representatives have inspected any Evaluation Material, or that the Parties may be considering a Transaction or have had, are having or propose to have any discussions with respect thereto, provided that the prohibition in this subsection (c) shall not apply to (i) public disclosures substantially similar to those made by the Parties prior to the execution of this Agreement or (ii) as required by law in connection with a Party's duties as a public company.

        Either Party may elect at any time to terminate further access by the other Party to the Evaluation Material. The Parties agree that upon any such termination, at the other Party's request each Party will promptly return to the other Party or destroy all Evaluation Material except Notes, cause all Notes to be destroyed, and confirm in writing to the other Party that all such material has been returned or destroyed in compliance with this Agreement. Notwithstanding the foregoing, the Parties (i) shall not be required to identify or delete Evaluation Material held electronically in archive or backup systems in accordance with general systems archiving and backup policies; provided that this subsection (i) shall not apply to any Evaluation Material that contains pricing or customer information or non-public product specifications, technology or roadmaps of the other Party and (ii) may retain one copy of any work product prepared by them that contains Evaluation Material but only to the extent necessary or advisable pursuant to applicable legal or regulatory requirements and not for any operational or competitive uses in the retaining Party's business. No such termination will affect the Parties' obligations hereunder or those of their Representatives, all of which obligations shall continue in effect for the term of this Agreement.

        This Agreement shall be inoperative as to particular portions of the Evaluation Material if such information (i) becomes generally available to and known by the public other than as a result of a disclosure by the Parties or their Representatives in violation of this Agreement, (ii) was available to the Parties on a non-confidential basis prior to its disclosure hereunder, (iii) becomes available to the Parties on a non-confidential basis from a source other than the other Party or its Representatives when such source is entitled to make such disclosure or (iv) is independently designed or developed by the Parties or its Representatives entirely by people who did not have access or actual knowledge of the Evaluation Material.

        If either Party or its Representatives are requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Evaluation Material or Notes, it is agreed that such Party will provide the other Party with prompt written notice of such request(s) so that the other Party may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, either Party or its Representatives are, in the opinion of counsel, required to disclose Evaluation Material or Notes, such Party may disclose only that portion of such information as such Party is advised by counsel is legally required without liability hereunder; provided, that such Party agrees to exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded such information.

        Each Party acknowledges that, in its examination of the Evaluation Material, it will have access to material non-public information concerning the other Party. Except in connection with the Transaction, each Party agrees that, for a period of eighteen months following the date hereof, it will not (and it will ensure that its affiliates will not), without the prior written approval of the other Party's Board of Directors, (i) effect, or offer to effect, any acquisition of any securities (or beneficial ownership thereof) or a material portion of the assets of the other Party; (ii) effect, offer or propose (whether publicly or otherwise) to effect any tender or exchange offer, merger or other business combination involving the other Party; (iii) effect, offer or propose (whether publicly or otherwise) to effect any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other Party; or (iv) effect, or participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other Party. Notwithstanding the foregoing for purposes of this Agreement, VMware, Inc., a subsidiary of EMC, shall not be considered an affiliate of EMC so long as VMware, Inc. is not provided any Evaluation Material relating to Iomega. Other than in connection with the Transaction, neither Party will take any action which might require the other Party to make a public announcement regarding the possibility of a business combination or merger with it. Notwithstanding any other provision of this Agreement, the restrictions set forth in this paragraph shall terminate at such time as the other Party (A) enters into a definitive agreement with a third party or group with respect to, or makes a public announcement concerning, any acquisition, merger, consolidation or recapitalization of such other Party or any acquisition of substantially all of the assets of the other Party, or any sale to a third party or group acting together of equity securities or securities or other rights convertible or exchangeable into equity securities of the other Party representing thirty percent (30%) or more of the aggregate securities of the other Party entitled to vote in the election of directors of the other Party on the date immediately preceding such sale or (B) is the subject of a third party tender offer.

        For a period of two years following the date hereof, neither Party will, without the prior written consent of the other Party, directly or indirectly, solicit for employment or hire (a) any officer or director of the other Party, or (b) any employee of the other Party or any of its subsidiaries or divisions with whom such Party has had substantial contact or whom is identified to such Party in connection with the Transaction, except that neither such Party shall be precluded from hiring any such officer, director or employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by such Party, (ii) responds to any public advertisement placed by such Party, or (iii) has been terminated by the other Party or its subsidiaries prior to commencement of employment discussions between such Party and such officer, director, or employee.

        Each Party understands and acknowledges that neither the other Party nor any of its Representatives, or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Each Party further agrees that neither the other Party nor any of its Representatives, or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents shall have any liability to the Party or to any of its Representatives or any other person relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject tot such limitations and restrictions as may be specified therein, will have any legal effect. Each Party acknowledges and agrees that the other Party has not granted it any license, copyright or similar right with respect to any of the Evaluation Material.

        The Parties agree that no contract or agreement providing for any transaction shall be deemed to exist between the Parties unless and until the Parties fully execute and deliver a final definitive agreement relating thereto (a "Transaction Agreement"), and the Parties hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any transaction unless and until the Parties shall have fully executed and delivered a Transaction Agreement. The Parties also agree that unless and until the Parties shall have fully executed and delivered a Transaction Agreement, neither Party will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. The Parties further acknowledge and agree that the Parties reserve the right, in their sole discretion, to reject any and all proposals made by the other Party or its Representatives with regard to a Transaction, and to terminate discussions and negotiations at any time.

        It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that each Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and the Parties further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Parties. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party or its affiliates or Representatives be liable for punitive damages arising out of this Agreement.

        This Agreement shall terminate two years from the date hereof. This Agreement shall be governed by the laws of the State of California without regard to its conflicts of laws principles.

        The Agreement contains the entire agreement between the Parties concerning the subject matter hereof, and no modification of this Agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by the Parties.

        For the convenience of the Parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both Parties.

Iomega Corporation		EMC Corporation
By:	/s/ JONATHAN HUBERMAN Name: Jonathan Huberman Title: Chief Executive Officer	By:	/s/ C. MATTHEW OLTON Name: C. Matthew Olton Title: Vice President, Corporate Development

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  Exhibit (d)(2)